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                     November 28, 2022

       Gary Simanson
       Chief Executive Officer
       Thunder Bridge Capital Partners III Inc.
       9912 Georgetown Pike
       Suite D203
       Great Falls, VA 22066

                                                        Re: Thunder Bridge
Capital Partners III Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 17,
2022
                                                            File No. 001-39998

       Dear Gary Simanson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Benjamin S. Reichel